UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2012

CHARMING SHOPPES, INC.
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	000-07258	23-1721355
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3750 STATE ROAD, BENSALEM, PA	19020
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (215) 245-9100

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2012, Charming Shoppes, Inc. (the “Company”) approved annual grants of time-based stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) effective April 2, 2012 to its executive officers, including certain named executive officers in the following amounts: Anthony M. Romano, 182,278 SARs and 36,000 RSUs; Eric M. Specter, 50,633 SARs and 10,000 RSUs; Colin D. Stern, 40,672 SARs and 8,033 RSUs; and Brian P. Woolf, 51,392 SARs and 10,150 RSUs. The Company also approved grants of performance share units (“PSUs”) to its executive officers including these named executive officers. The number of PSUs granted to each executive officer will be equal to their respective annual salaries divided by the closing price of the Company's Common Stock on the NASDAQ Global Select Market on April 2, 2012.

The SARs were granted under the terms of the Company's 2010 Stock Award and Incentive Plan (the “2010 Plan”). Each SAR represents the right to receive, at exercise, a number of shares of the Company's common stock with a fair market value at the date of exercise equal to the appreciation in value of the Company's common stock over the base amount. The base amount per share will be the fair market value of the Company's common stock on April 2, 2012. The SARs will vest in four equal installments on the first, second, third, and fourth anniversaries of the grant date, subject only to the grantee's continued employment with the Company. The SARs may be accelerated upon a change of control of the Company if the successor does not convert the SARs to stock appreciation rights with equivalent terms. The SAR may also be accelerated upon a change of control if the successor does convert the SARs to stock appreciation rights with equivalent terms and the grantee's employment is involuntarily terminated other than for cause, or is terminated for good reason, within 24 months of a change of control. The SARs will terminate on the seventh anniversary of the grant date, or earlier upon certain terminations of employment. Vesting of the SARs may be accelerated in full or in part upon certain terminations of employment.

The RSUs were granted under the terms of the Company's 2010 Plan. The RSUs will vest in four equal installments on the first, second, third, and fourth anniversaries of the grant date, subject only to the grantee's continued employment with the Company. The RSUs may be accelerated upon a change of control of the Company if the successor does not convert the RSUs to restricted stock rights with equivalent terms. The RSU may also be accelerated upon a change of control if the successor does convert the RSUs to restricted stock units with equivalent terms and the grantee's employment is involuntarily terminated other than for cause, or is terminated for good reason, within 24 months of a change of control. Vesting of the RSUs may be accelerated in full or in part upon certain terminations of employment.

The PSUs were granted under the terms of the Company's 2010 Plan. The actual number of shares that will vest and be distributed pursuant to the Performance Share Unit Grant Agreement (the “PSU Agreement”) will depend on the Company's achievement of certain performance goals for the fiscal year ending January 31, 2015 or the satisfaction of other conditions described in the PSU Agreement. The performance goal relates to the Company's achievement of a specified level of Adjusted EBITDA (as defined in the PSU Agreement) and Adjusted Return on Net Tangible Assets (as defined in the PSU Agreement) and provides for 100% vesting upon achievement of the target amount, 40% vesting upon achievement of a minimum amount, and 240% vesting upon achievement of a maximum amount, with interpolation between these measuring points. The PSUs vest on January 31, 2015, subject to continued employment with the Company and to the Company's achievement of the performance goals specified in the PSU Agreement. In general, the PSUs are subject to forfeiture during the performance period upon termination of employment for any reason other than death, disability, retirement, termination by the employee for good reason, or termination by the Company for reasons other than cause. In the event the grantee's employment is terminated on account of retirement or termination by the Company for reasons other than cause, the PSUs are subject to forfeiture upon a breach by the grantee of certain restrictive covenants. In addition, if a Change in Control (as defined in the PSU Agreement) occurs before February 3, 2013, on or after February 3, 2013 and before February 2, 2014, or on or after February 2, 2014, one-third, two-thirds or all of the grantee's outstanding Performance Share Units, respectively, will vest at the Target Award level on the date of the change of control. The grantee's remaining Performance Share Units will be forfeited as of the date of the Change in Control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARMING SHOPPES, INC.
(Registrant)

Date:	March 28, 2012	/S/ ERIC M. SPECTER
Eric M. Specter
Executive Vice President
Chief Financial Officer

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